Exhibit 99.1

Cephalon, Inc. Non-Qualified Deferred Compensation Plan

Annual Election Form

ELECTION

☐	I elect not to defer any of my 20 Bonus. (Payable in 1st quarter 20 )

☐

I,                                , the undersigned, a Participant in the Cephalon, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”) hereby elect to defer, pursuant to the terms of the Plan, $                     or                 % of my annual bonus to be earned and payable for the period beginning January 1, 20      and ending on December 31, 20        .

•	I hereby elect to receive this deferral plus earnings (check one):

☐	On (M)/ (D)/ (Y) Date

or

☐	On my normal retirement date

DISTRIBUTION

☐	I hereby elect to receive the distribution of this deferral amount in (check one):

☐	A Lump Sum

or

☐	Annual Installments over years.

SIGNATURE

•                  I understand that if my employment is terminated prior to the date specified above, this deferral will not be paid for a period of six months after separation from Cephalon.

•                  I further understand that this Form must be received by the Board of Directors of Cephalon, Inc. no later than December      , 20      to be effective. I also understand that, once effective, this election cannot be revoked

•                  I also understand that this Form is effective only to the extent that it complies with the election, distribution and other requirements of Section 409A of the Code, as amended, and the regulations and other guidance issued thereunder. In the event my elections under this Form do not conform to Section 409A and the regulations and guidance issued thereunder, I understand and agree that Cephalon, Inc. may take whatever actions are necessary to bring my elections or the Plan into compliance with such requirements.

Participant Signature	Date

Print Name

Witness	Date